EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro 702.263.2505
PROGRESSIVE GAMING INTERNATIONAL COMPLETES ACQUISITION OF VIRTGAME

LAS VEGAS – October 10, 2005 – Progressive Gaming International Corporation (the Company) (NASDAQ: PGIC), a leading provider of diversified technology and content products and services used in the gaming industry worldwide announced today that it has completed its acquisition of VirtGame Corp. (OTC Bulletin Board: VGTI). The Company will issue a maximum of 1,758,498 shares of its common stock in connection with the transaction, including shares issued in exchange for outstanding shares of VirtGame common stock and preferred stock, as well as shares that are issuable upon the exercise of VirtGame options and warrants, which were assumed by the Company.
Each outstanding share of VirtGame common stock was converted into the right to receive 0.028489 shares of the Company’s common stock in the transaction, and each outstanding share of VirtGame Series A Preferred Stock and Series B Preferred Stock was converted into the right to receive 74.971 and 42.677 shares of Progressive common stock, respectively. Each VirtGame stockholder entitled to receive a fractional share of the Company’s common stock will instead receive a cash amount based on the Company’s price per share of $13.13.
Holders of VirtGame common stock, preferred stock, options and warrants will also be entitled to receive a portion of the number of the Company’s shares, if any, below the maximum transaction shares, that remain unissued following the expiration of all of the VirtGame options and warrants assumed by the Company (currently expected to occur in September 2010).
###
About Progressive Gaming International
Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry worldwide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.
The Company is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the Company’s pending acquisition of EndX Group Limited may not be completed when expected, or at all, risks related to the integration of VirtGame’s and EndX’s technology with the Company’s products, risks related to the inability to obtain, or meet conditions imposed for, governmental approval of the Company’s pending acquisition of EndX, risks related to any uncertainty surrounding the acquisition and the costs related to the acquisition, risks related to delay in the introduction and market acceptance of new products, risks related to the Company’s ability to enforce and continue to develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.